Exhibit 99.1

SPX FLOW, Inc. Announces Declaration of Quarterly Dividend

Charlotte, N.C., June 17, 2021 - SPX FLOW, Inc. (NYSE:FLOW), a leading provider of process solutions for the nutrition, health and industrial markets, announced today that its Board of Directors has declared a quarterly dividend on the Company’s common stock of $0.09 per share, payable on July 14, 2021 to stockholders of record as of the close of business on June 30, 2021.

About SPX FLOW, Inc.:
Based in Charlotte, N.C., SPX FLOW, Inc. (NYSE: FLOW) improves the world through innovative and sustainable solutions. The company's product offering is concentrated in process technologies that perform mixing, blending, fluid handling, separation, thermal heat transfer and other activities that are integral to processes performed across a wide variety of nutrition, health and industrial markets. SPX FLOW had approximately $1.4 billion in 2020 annual revenues and has operations in more than 30 countries and sales in more than 140 countries. To learn more about SPX FLOW, please visit www.spxflow.com.

Investor Contact:
Scott Gaffner
VP, Investor Relations and Strategic Insights
704-752-4485
investor@spxflow.com

Media Contact:
Peter Smolowitz
External Communications Manager
704-390-6918